EXHIBIT 10.39
EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made as of August 25, 2011, by and between RBS Citizens, N.A. ("RBS" or the "Company") and Susan LaMonica ("Executive") (certain capitalized terms used herein being defined in Section 14).
WHEREAS the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment; and
WHEREAS Executive desires to accept such employment and enter into this Agreement;
NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Section 1. Employment At-Will.
(a)Executive's employment with the Company shall be strictly "at-will" and not for any fixed term. Executive understands and acknowledges that no statement, whether written or verbal, by the Company or any of its officers, employees or representatives may in any way modify, alter, or change the strictly "at-will" nature of her employment relationship with the Company. Both Executive and the Company retain the right to terminate employment at any time, for any reason or no reason. Executive understands and agrees that, as an at-will employee, the Company may terminate her employment without advance notice. Executive may terminate her employment for any reason (a "Resignation") effective sixty (60) days following her delivery of written Notice of Termination to the Board (the "Notice Period").
(b)Upon receipt of a Resignation from Executive, the Company may, in its sole discretion, waive, or shorten the Notice Period requirement or, direct Executive not to report to work unless otherwise requested by the Company (the "Garden Leave"). During any period of Garden Leave:
(i)Executive will remain an employee of the Company and will continue to be paid her then Base Salary and continue to be eligible for Employee Benefits excluding any Discretionary Deferred Award and/or other incentive compensation;
(ii)Executive will be expected to continue to undertake such duties and responsibilities as are assigned to Executive by the Board, including duties to assist the Company with her transition from the Company and maintaining the Company's business, business relationships, and goodwill. Notwithstanding the foregoing, the Company reserves the right to suspend any or all of Executive's duties and powers and to relocate her office to her personal residence for all or part of her Garden Leave;
(iii)Executive will remain bound by all fiduciary duties and obligations owed to the Company and required to comply with all Company policies and practices and the provisions of this Agreement;
(iv)Executive must be reasonably available upon notice and during normal business hours to answer questions and provide advice to the Company, if requested, and must be available for work in accordance with clause (ii) above, except that the Company is not obliged to provide her with any work or request any advice from her;
(v)Executive may not, without the prior written consent of the Company or except in the discharge of duties and responsibilities in accordance with clause (ii) above, contact or attempt to contact any client, customer, agent, professional adviser, employee, supplier or broker of the Company or of any Subsidiary or Affiliate of the Company;
(vi)Executive will not be permitted to work for any other organization or on her own behalf without the Company's prior written consent, but may search for other employment opportunities;
(vii)All other terms and conditions of Executive's employment (both express and implied) and of this Agreement will remain in full force and effect until the end of the Garden Leave, except the terms of Sections 7, 8, 9, 10, and 11 shall survive termination of this Agreement; and
(viii)All payments under this Section 1(b) shall be subject to Executive's execution, delivery and non-revocation of a release in a form to be prepared and supplied by the Company.
Section 2. Position.
(a)Position. During Executive's employment, she shall serve as Human Resources Director for Citizens Financial Group and RBS Americas or in such other capacity as the Company requires. In this position, Executive shall report directly to Elaine Arden, Group Human Resources Director and Ellen Alemany, Head of RBS Americas and Chairman and CEO of CFG or to such other person as the Company or the Board may specify from time to time. Notwithstanding anything else contained within this Agreement, the Company shall be entitled from time to time to appoint one or more persons to act jointly with Executive, in its sole discretion.
(b)Best Efforts. During Executive's employment, Executive shall: (i) devote her full professional time, attention, skill and energy to the performance of her duties for RBS and its affiliates, including The Royal Bank of Scotland, plc located in North America and The Royal Bank of Scotland Group Plc (the "Group"); (ii) use her best efforts to dutifully, faithfully and efficiently perform her duties hereunder, comply with the Group's policies, procedures, bylaws, rules, code of conduct and practices, as the same may be amended from time to time, and obey all reasonable and lawful directions given by or under the authority of the Board; (iii) refrain from engaging in any other business, profession or occupation for compensation or otherwise which would conflict, directly or indirectly, with the rendition of services to the Company, without the prior written consent of the Board; except that Executive may engage in charitable and community activities and manage her personal investments provided that such activities do not materially interfere with the performance of her duties hereunder or conflict with the conditions of his employment; and (iv) refrain from engaging in any conduct prejudicial to the interests and reputation of the Group but instead endeavor to promote and extend the business of the Group and protect and further its interests and reputation.
(c)Directorships. Executive may be required, in the sole discretion of the Company, to perform services for any Group Company and may be required to undertake the role and duties of an officer or non-executive director of other companies in the Group. No additional remuneration will be paid in respect of these appointments.
(d)Location. During the period of Executive's employment, Executive shall be based in Stamford, Connecticut but may be relocated within a fifty (50) mile radius of Stamford, Connecticut at the Company’s sole discretion. Additionally, Executive may be required to travel elsewhere in the world in the performance of her duties.
Section 3. Remuneration.
(a)Base Salary. The Company shall pay Executive a base salary (the "Base Salary") at the initial annual rate of $450,000, in substantially equal installments as it is earned not less frequently than monthly in accordance with the Company's usual payroll practices. Executive may receive increases in

Executive's Base Salary as may be determined from time to time in the sole discretion of the Remuneration Committee.
(b)Discretionary Deferred Award. Executive will be eligible to take part in the incentive program for the business unit (the "Discretionary Award Program"). The Discretionary Award Program rewards performance during the financial year from January 1 to December 31, and is based on achievement against a mix of targets, which may include personal, team, business, Company targets and external economic considerations. The Company may in its absolute discretion provide Executive an award of such amount, at such intervals and subject to such conditions as the Company may in its sole discretion determine appropriate from time to time. Any such award may be paid in cash, shares or any other form, may be deferred in full or in part as provided in accordance with the Company's deferral plan as that plan may be in effect and amended from time to time (the "Deferral Plan"), and may be forfeited or reduced in such circumstances and on such terms as the Company, acting in good faith and in its sole discretion, determines appropriate. The exercise of discretion in one financial year shall not bind the Company or act as a precedent for its exercise of discretion in any other financial year. If, on or before the date when an award might otherwise have been payable, Executive's employment has terminated or either party has given notice under this Agreement to terminate Executive's employment, Executive will not be entitled to receive any such award (whether in cash, shares or any other form). The Company reserves the right to change the rules of any award schemes, or to cancel such schemes, at any time without prior notice. In the event of any conflict, the rules of any relevant award scheme and the Deferral Plan (both as they may be amended from time to time) shall take precedence over the terms of this Agreement. Currently the target discretionary award for your position is 200% of your annual base salary, which will be prorated for 2011 with no guarantee.
Section 4. Incentive Compensation Plans.
(a)Executive Long-Term Incentive Plans. Executive shall, at the absolute discretion of the Remuneration Committee, be eligible to participate in The Royal Bank of Scotland's Long-Term Incentive Plan ("LTIP") as that plan may be in effect from time to time, subject to the rules of that plan as they may be amended from time to time in the Company's sole discretion. Notwithstanding the above, for calendar year 2011 only, subject to the terms and performance measures set forth in the 2011 LTIP and Remuneration Committee approval, and provided you have not resigned, given notice of your intent to resign or been terminated for Wrongful Conduct (as defined below) prior to the day the Company grants any award to all employees generally, you shall be eligible for a long-term incentive grant of at least 110% of your base salary.
Section 5. Other Employee Benefits, Vacation and Perquisites.
(a)Employee Benefits. Executive may participate in and receive benefits under any and all executive welfare and health benefit plans (including but not limited to group healthcare (medical, vision and dental), life insurance, and short-term and long-term disability plans) and other executive benefit plans (including but not limited to savings and 401(k) if any, that are offered to other similarly situated executives of the Company based in the United States, to the extent she is eligible thereunder and in accordance with all other terms and conditions of such plans, policies, programs and practices (collectively, the "Employee Benefits"). Generally, Employee Benefits shall start on the first date of the month immediately following the Executive's commencement of performance, unless otherwise provided in accordance with the terms of the applicable plan document, program, policy or practice. Copies of all pertinent plan, program or policy documents will be provided to Executive on request, to the extent the same are within the Company's control. The Company will not have any liability to pay any benefit to Executive under any insurance plan or program unless it receives payment of the benefit from the insurer. All benefits and the plans, programs, policies, or practices relating to them may be changed at any time by the Company within its sole discretion.

(b)Paid Time Off. Executive shall be eligible to accrue 27 days of paid time off ("PTO") annually, which may be scheduled as time off away from work in accordance with the Company's PTO policy as applicable in the United States. For 2011, Executive's PTO will be pro-rated based on the 1st of the month following date of hire, provided that date of hire occurs on or before September 30th; if date of hire is subsequent to September 30th, Executive will not be eligible to accrue PTO until the beginning of the next calendar year.
(c)Reimbursement of Business Expenses. Reasonable, customary and necessary travel, entertainment and other business expenses incurred by Executive in the performance of her duties hereunder shall be reimbursed by the Company in accordance with the Company's policies, subject to such reasonable substantiation and documentation as may be required by RBS from time to time.
(d)Sickness. Executive will be eligible for all payments in respect of short and long-term disability generally made available from time to time in accordance with the then applicable disability plans. Unless required under applicable federal or state law, Executive does not have any contractual or other right to payment in respect of any period of absence due to sickness or incapacity and any such payments will be made at the Company's sole discretion. Executive shall at any time (including during any period of incapacity) at the request and expense of the Company submit to medical examinations by a medical practitioner nominated by the Company, to the extent permitted by applicable federal and state law. Executive agrees, and hereby authorizes, that the results of any such medical examination be disclosed to the Company, subject to the provisions of the United States Health Insurance Portability and Accountability Act of 1996.
(e)Severance. In accordance with the Company's guidelines for severance awards to employees at Executive's level, in the event that Executive is made redundant or otherwise has her employment terminated without cause and for reasons unrelated to poor performance, Executive shall be entitled to receive an amount equivalent to at least 26 weeks of her then current base salary. The award of any amount above the 26 week minimum shall be made at the Company's sole discretion.
Section 6. Staff Dealing.
Executive is subject to the Company's Staff Dealing Rules (and divisional rules where applicable) which may require prior permission be obtained before she is permitted to deal in most types of securities transactions. Requests must be submitted in writing on the appropriate Company form. The Company also operates a closed period during which Executive will not be permitted to deal in Group shares. Failure to abide by these rules will constitute serious misconduct and may lead to criminal proceedings and/or the immediate termination of Executive's employment.
Section 7. Non-Solicitation.
(a)Non-Solicitation of Employees. Executive agrees that, at any time during her employment and the Restricted Period, Executive shall not, directly or indirectly, whether for her own account or for any other person or entity hire, employ, solicit for employment or hire, or attempt to solicit for employment or hire, any person who was employed by the Company or any member of the Group at any time within one year prior to the time of the act of solicitation (and who, in the case of the Restricted Period following the Executive's termination of employment, was also employed by the Company or any of its Subsidiaries or Affiliates on the date the Restricted Period begins) ("Covered Employee"). Executive further agrees not to otherwise interfere with the relationship between any Covered Employee and the Company. Anything to the contrary notwithstanding, the Company agrees that Executive shall not be deemed in violation of this subsection 7(b) if an entity with which Executive is associated hires or engages any employee of the Company or any of its subsidiaries, if Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee.

(b)Non-Interference with Customers and Vendors. Executive agrees that during her employment and the Restricted Period, Executive shall not, directly or indirectly, whether for her own account or for any other person or entity, solicit or otherwise have any contact with, whether or not initiated by Executive, any person or entity who is a customer or vendor of the Company or any of its Subsidiaries or Affiliates (and who, in the case of the Restricted Period, was also a customer or vendor of the Company or any of its Subsidiaries or Affiliates on the date Executive's employment ends), to transact business similar to that in which the Company or any member of the Group was engaged on the date the Restricted Period begins; provided, however, that general solicitation through advertisement shall not constitute solicitation for purposes of this provision.
(c)Representations. Executive agrees that all of the foregoing restrictions are reasonable and necessary to protect the Company's business and its Confidential Information and that her employment by the Company, along with the benefits and attributes of that employment, is good and valuable consideration to compensate him or her for agreeing to all restrictions contained in this Agreement. Executive also acknowledges, represents and warrants that her knowledge, skills and abilities are sufficient to permit Executive to earn a satisfactory livelihood without violating these provisions. Further, Executive agrees that she shall not, following the termination of her employment with the Company, represent or hold herself out as being in any way connected with the business of the Group.
(d)Blue Pencil. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 7 and in Section 8 to be reasonable, if a final judicial determination is made by an arbitrator or a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if an arbitrator or a court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
Section 8. Confidentiality; Ownership of Materials; Duty to Return Company Property.
(a)Confidential Information. Executive may not at any time (whether during her employment or after its termination) disclose to any unauthorized person, firm or corporation or use or attempt to use for her own advantage or to the advantage of any other person, firm or corporation, any confidential information relating to the business affairs or trade secrets of the Company or any member of the Group, or any confidential information about (howsoever obtained) or provided by any third party received during the course of or as a result of her employment (the "Confidential Information"). Confidential Information includes, but is not limited to, information relating to employees, customers and suppliers (former, actual and potential), Group contracts, pricing structures, financial and marketing details, business plans, any technical data, designs, formulae, product lines, intellectual property, research activities and any Group information which may be deemed to be commercially or price sensitive in nature, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, whether or not labeled as "confidential". It also includes, without limitation, any information contained in documents marked "confidential" or documents of a higher security classification and other information which, because of its nature or the circumstances in which Executive receives it, Executive should reasonably consider to be confidential. The Company reserves the right to modify the categories of Confidential Information from time to time.
(b)No Copies. Executive is not permitted to make any copy, abstract, summary or précis of the whole or any part of any document belonging to a member of the Group unless she has been authorized to do so by the Company, and shall not at any time use or permit to be used any such items otherwise than for the benefit of the Company in the performance of her services hereunder.
(c)Exclusions. The provisions of this Section 8 shall not apply to:
(i)information or knowledge which subsequently comes into the public domain other than by way of unauthorized use or disclosure by Executive;
(ii)the discharge by Executive of his/his duties hereunder or where her use or disclosure of the information has otherwise been properly authorized by the Company;
(iii)any information which Executive discloses in accordance with applicable public interest disclosure legislation;
(iv)any disclosure required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order Executive to disclose or make accessible any information; or
(v)any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement.
(d)Due Care. Executive shall exercise all due care and diligence and shall take all reasonable steps to prevent the publication or disclosure by Executive of any Confidential Information relating, in particular, but not limited to, actual or proposed transactions, of any employee, customer, client or supplier (whether former, actual or potential) of any member of the Group including partnerships, companies, bodies, and corporations having accounts with or in any way connected to or in discussion with any member of the Group and all other matters relating to such customers, clients or suppliers and connections.
(e)Duty to Return Confidential Information and Other Company Property.
(i)All reports, files, notes, memoranda, e-mails, accounts, documents or other material (including all notes and memoranda of any Confidential Information and any copies made or received by Executive in the course of her employment (whether during or after) are and shall remain the sole property of the Company or the appropriate member of the Group and, following her termination of employment or at any other time upon the Company's request, to the extent within her possession or control, shall be surrendered by Executive to the duly authorized representative of the Company.
(ii)Executive agrees that upon termination of her employment with the Company for any reason, or at any other time upon the Company's request, she will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, all copies thereof or therefrom, in any way relating to the business of the Group, all other property of the Company (including, but not limited to, company car, credit cards, equipment, correspondence, data, disks, tapes, records, specifications, software, models, notes, reports and other documents together with any extracts or summaries, removable drives or other computer equipment, keys and security passes) or of any member of the Group in her possession or under her control and Executive further agrees that Executive will not retain or use for her own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.
(iii)Anything to the contrary notwithstanding in this subsection 8(e), Executive shall be entitled to retain (1) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, files containing personal materials and phone books, all exclusive of client contact and other business information, (2) copies of information showing her compensation or relating to reimbursement of expenses, (3) copies of information that she reasonably believes may be needed for tax purposes or relating to any investigation or claim in which she is a witness, party or target, and (4) copies of plans, programs and agreements relating to her employment, or termination thereof, with the Company.
(f)Declaration of Secrecy. Executive will be required to sign a Declaration of Secrecy in such form as may be required by the Company from time to time.
(g)Reasonableness. Executive agrees that the undertakings set forth in this Section 8 and in Section 9 are reasonable and necessary to protect the legitimate business interests of the Group both during, and after the termination of, her employment, and that the benefits Executive receives under this Agreement are sufficient compensation for these restrictions.
Section 9. Intellectual Property and Developments.
(a)Executive agrees that all Developments are the sole and exclusive property of the Company and hereby assigns all rights to such Developments to the Company in all countries. Executive agrees, at the Company's expense at any time during her employment or thereafter, to sign all appropriate documents and carry out all such reasonable acts as will be necessary to identify and preserve the legal protection of all Developments; however, the Company will have no obligation to compensate Executive for her time spent in connection with any assistance provided unless otherwise required by law. Notwithstanding the foregoing, Executive understands that no provision in this Agreement is intended to require assignment of any of her rights in an invention for which Executive can prove no equipment, supplies, facilities or Confidential Information or trade secret information of the Company was used, which invention was developed entirely on her own time, and which invention Executive can prove: (a) does not relate to the business of the Company or the actual or demonstrably anticipated research or development of the Company; or (b) does not result from any work performed by Executive for the Company. To the extent compatible with applicable state law, these provisions do not apply to any invention which is required to be assigned by the Company to the United States Government. Executive waives all moral rights in all Intellectual Property which is owned by the Company, or will be owned by the Company, pursuant to this Section 9.
(b)Executive agrees to promptly submit to the Company written disclosures of all inventions, whether or not patentable, which are made, conceived or authored by Executive, alone or jointly with others, while Executive is employed by the Company.
Section 10. Certain Agreements.
(a)Data Protection. Executive shall familiarize herself with and abide by the Company's Data Protection policy, procedures and accountabilities. Executive acknowledges that any breach of these procedures may result in the immediate termination of her employment.
(b)Personal Information. Executive acknowledges and agrees that the Company is permitted to hold personal information about her as part of its personnel and other business records and, in accordance with applicable law, may use such information in the course of the Company's business.
(c)Credit Data. The Company reserves the right, upon five (5) days prior written notice, to, and Executive agrees that the Company may, in accordance with applicable law, carry out searches about Executive through credit reference agencies or through the Company's customer records at any time during her employment for purposes of identifying any serious debt or other significant financial difficulties of Executive for the purposes of detecting, eliminating or mitigating any particular risk of employee fraud or theft. The Company will only retain the information about Executive which the Company obtains from these searches in accordance with applicable law and for so long as is needed for the purposes set out above (subject to any legal (including any regulatory) obligation which requires the Company to retain that information for a longer period). The credit reference agency will record details of the search but these will not be available for use by lenders to assess the ability of Executive to obtain credit. Executive has the right of access to her personal records held by credit reference agencies. The Company will supply the names and addresses of such agencies upon request, to help Executive to exercise her right of access to such records.
(d)Indebtedness. For the reasons referred to above, the Company expects Executive to manage her personal finances responsibly. The Company requires that Executive draw to the attention of her manager any serious debt or significant financial difficulties that she may have, including those which result in court action being taken against Executive.
Section 11. Remedies.
The Company and Executive agree that it is impossible to measure solely in money the damages which will accrue to the Company by reason of her failure to observe any of her obligations of Sections 7, 8 or 9 of this Agreement. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action and acknowledges that nothing contained within this Agreement shall preclude the Company from seeking or receiving any other relief, including without limitation, any form of injunctive or equitable relief. Executive also agrees that, should she violate the provisions of Section 7 and its subsections such that the Company shall be forced to undertake any efforts to defend, confirm or declare the validity of the covenants contained within Section 7 of this Agreement, the time restrictions set forth therein shall be extended for a period of time equal to the pendency of any court proceedings, including appeals. Further, Executive agrees that, should the Company undertake any efforts to defend, confirm or declare the validity of any of the covenants contained in Sections 7, 8 or 9 of this Agreement, the Company shall be entitled to recover from Executive all of its reasonable attorneys' fees and costs incurred in prosecuting or defending any such action or engaging in any such efforts, provided that the Company is the prevailing party.
Section 12. No Conflicts.
(a)Executive represents and warrants to the Company that on the Commencement Date, to the best of Executive's knowledge, Executive's acceptance of employment with, and performance of Executive's duties for, the Company will not conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or understanding to which Executive is, or was, a party or of which Executive is aware and that there are no restrictions, covenants, agreements or limitations on Executive's right or ability to enter into and perform the terms of this Agreement.
Section 13. Miscellaneous.
(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard for the conflict of laws provisions thereof.
(b)Entire Agreement and Amendments; Survivorship; Strict Construction.
(i)This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto, which attaches a copy of this Agreement.
(ii)The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d)Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(e)Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be freely assignable by the Company without restriction.
(f)Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.
(g)Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or three (3) business days after mailing registered mail, return receipt requested, postage prepaid or by recognized courier, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, and with a copy to the Secretary of the Royal Bank of Scotland Group plc, 36 St Andrew Square, Edinburgh, EH2 2YB, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
(h)Withholding Taxes; Deductions. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. Executive agrees that the Company may, at any time during, or in any event upon termination of her employment, deduct from her remuneration, any monies due by her to the Company for any overpayment made and/or outstanding loans, advances, relocation expenses and/or salary paid in respect of excess Vacation that was taken but not earned, unless otherwise prohibited by law.
(i)Counterparts; Effectiveness. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto, including by fax or electronic pdf.
Section 14. Defined Terms.
"Affiliate" has the meaning accorded such term under Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on the Commencement Date;
"Agreement" has the meaning set forth in the Recitals;

"Board" means the board of directors of the Company from time to time, or any duly authorized committee of the board of directors of the Company from time to time;
"Base Salary" has the meaning set forth in Section 3;
"Commencement Date" has the meaning set forth in Section 1;
"Group" means the Company, and each of the Company's Parents, Subsidiaries and Affiliates;
"Confidential Information" has the meaning set forth in Section 8;
"Covered Employee" has the meaning set forth in Section 7;
"Deferral Plan" means The Royal Bank of Scotland Group plc Deferral Plan or any successor plans;
"Developments" means all inventions, whether or not patentable, Confidential Information, computer programs, copyright works, mask works, trademarks and other intellectual property made, conceived or authored by Executive, alone or jointly with others, while employed by the Company, whether or not during normal business hours or on the Company's premises, that are within the existing or contemplated scope of the Company's business at the time such Developments are made, conceived, or authored or which result from or are suggested by any work Executive or others may do for or on behalf of the Company;
"Employee Benefits" has the meaning set forth in Section 5;
"Person" means any individual, corporation, partnership, trust or any other entity or organization;
"RBSG" means the Royal Bank of Scotland Group Plc;
"Remuneration Committee" means the remuneration committee of the RBS Board or any committee empowered by the Board in substitution for the Remuneration Committee;
"Restricted Period" means the twelve (12) month period following the date that Executive ceases employment with the Company; and
“Subsidiary" of any Person means any other Person of which securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

[The remainder of this page has intentionally been left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
                     Susan LaMonica

                     /s/ Susan LaMonica

                     By: Ellen Alemany

                     /s/ Ellen Alemany

EXECUTIVE AGREEMENT ADDENDUM
This EXECUTIVE EMPLOYMENT AGREEMENT ADDENDUM (the "Addendum") is made as of July 15, 2014 by and between Citizens Financial Group, Inc. (the "Company") and Susan LaMonica ("Executive").
This Addendum is a supplement to your offer letter dated August 25, 2011. The terms of this Addendum shall be incorporated by reference therein and become terms and conditions of your continued employment. The terms of this Addendum shall supersede any conflicting terms found in your offer letter. This Addendum may not be altered, modified, or amended except by written instrument signed by the parties hereto.
TERMS AND CONDITIONS:
Section 1. At-Will Employment and Notice of Intent to Leave.
(a)Executive's employment with the Company shall be strictly "at-will" and not for any fixed term. Executive understands and acknowledges that no statement, whether written or verbal, by the Company or any of its officers, employees or representatives may in any way modify, alter, or change the strictly "at-will" nature of her employment relationship with the Company. Both Executive and the Company retain the right to terminate Executive's employment at any time, for any reason or no reason. Executive understands and agrees that, as an at-will employee, the Company may terminate her employment without advance notice. Executive may terminate her employment for any reason (a "Resignation") effective 90 days following her delivery of written notice of termination to the Company's Board of Directors (the "Notice Period").
(b)Upon receipt of a Resignation from Executive, the Company may, in its sole discretion, waive the Notice Period, in which case Executive will be permitted to terminate immediately. Under such circumstances the Company will not be obliged to pay in lieu of notice. Alternatively, the Company may direct Executive not to report to work unless otherwise requested by the Company ("Garden Leave"). During any period of Garden Leave:
(i)Executive will remain an employee of the Company and will continue to be paid her then base salary and continue to be eligible for employee benefits, excluding any discretionary award;
(ii)Executive will be expected to continue to undertake such duties and responsibilities as are assigned to Executive by the Company's Board or Chief Executive Officer, including duties to assist the Company with her transition from the Company and maintaining the Company's business, business relationships, and goodwill. Notwithstanding the foregoing, the Company reserves the right to suspend any or all of Executive's duties and powers and to relocate her office to her personal residence for all or part of her Garden Leave;
(iii)Executive will remain bound by all fiduciary duties and obligations owed to the Company and required to comply with all Company policies and practices; and
(iv)Executive may not, without the prior written consent of the Company or except in the discharge of duties and responsibilities in accordance with clause (ii) above, contact or attempt to contact any client, customer, agent, professional adviser, employee, supplier or broker of the Company or any of its parents or subsidiaries.
Section 2. Non-Solicitation.
(a)Non-Solicitation of Employees. Executive agrees that, at any time during her employment with the Company, its parents, subsidiaries, affiliates or any successor organization, and during the 12 month period following Executive's termination of employment for any reason ("Restricted Period"), Executive shall not, directly or indirectly, hire, employ, solicit for employment or hire, or attempt to solicit for employment or hire, any person who is employed by the Company or any of its parents, subsidiaries or affiliates during the Restricted Period, nor shall Executive directly or indirectly induce any Company employee to terminate his or her employment or accept employment with anyone other than the Company, or otherwise interfere with the relationship between the Company and any of its employees, during the Restricted Period.
(b)Non-Solicitation of, and Non-Interference with, Customers and Vendors. Executive agrees that during her employment with the Company and during the Restricted Period, Executive shall not, directly or indirectly, for any person or entity other than the Company, solicit or assist in soliciting for business any customer of the Company, its parents, subsidiaries or affiliates nor will Executive induce or encourage any such customer to terminate its relationship with the Company, its parents, subsidiaries or affiliates or to divert business away from the Company, its parents, subsidiaries or affiliates, provided, however, that general solicitation through advertisement shall not constitute solicitation for purposes of this provision.
(c)Representations. Executive agrees that all of the foregoing restrictions are reasonable and necessary to protect the Company's business and its Confidential Information and that her employment by the Company, along with the benefits and attributes of that employment, is good and valuable consideration to compensate her for agreeing to all restrictions contained in this Addendum. Executive also acknowledges, represents and warrants that her knowledge, skills and abilities are sufficient to permit Executive to earn a satisfactory livelihood without violating these provisions.
(d)Blue Pencil. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 2 to be reasonable, if a final judicial determination is made by an arbitrator or a court of competent jurisdiction that the time or territory or any other restriction contained in this Addendum is an unenforceable restriction against Executive, the provisions of this Addendum shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if an arbitrator or a court of competent jurisdiction finds that any restriction contained in this Addendum is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
Section 3. Confidentiality; Ownership of Materials; Duty to Return Company Property.
(a)Confidential Information. Executive may not at any time (whether during her employment with the Company or after termination for any reason) disclose to any unauthorized person, firm or corporation or use or attempt to use for her own advantage or to the advantage of any other person, firm or corporation, any confidential information relating to the business affairs or trade secrets of the Company or any of its parents, subsidiaries or affiliates, or any confidential information about (howsoever obtained) or provided by any third party received during the course of or as a result of her employment (the "Confidential Information"). Confidential Information includes, but is not limited to, information relating to employees, customers and suppliers (former, actual and potential), Company contracts, pricing structures, financial and marketing details, business plans, any technical data, designs, formulae, product lines, intellectual property, research activities and any Company or Company affiliate information which may be deemed to be commercially or price sensitive in nature, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, whether or not labeled as "confidential". It also includes, without limitation, any information contained in documents marked "confidential" or documents of a higher security classification and other information which, because of its nature or the circumstances in which Executive receives it, Executive should reasonably consider to be confidential. The Company reserves the right to modify the categories of Confidential Information from time to time.
(b)Exclusions. The provisions of this Section 3 shall not apply to:
(i)information or knowledge which subsequently comes into the public domain other than by way of unauthorized use or disclosure by Executive;
(ii)the discharge by Executive of her duties hereunder or where her use or disclosure of the information has otherwise been properly authorized by the Company;
(iii)any information which Executive discloses in accordance with applicable public interest disclosure legislation; or
(iv)any disclosure required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order Executive to disclose or make accessible any information.
(c)Due Care. Executive shall exercise all due care and diligence and shall take all reasonable steps to prevent the publication or disclosure by Executive of any Confidential Information relating, in particular, but not limited to, actual or proposed transactions, of any employee, customer, client or supplier (whether former, actual or potential) of any member of the Company, including partnerships, companies, bodies, and corporations having accounts with or in any way connected to or in discussion with any member of the Company and all other matters relating to such customers, clients or suppliers and connections.
(d)Duty to Return Confidential Information and Other Company Property. All reports, files, notes, memoranda, e-mails, accounts, documents or other material (including all notes and memoranda of any Confidential Information and any copies made or received by Executive in the course of her employment (whether during or after) are and shall remain the sole property of the Company and, following her termination of employment or at any other time upon the Company's request, to the extent within her possession or control, shall be surrendered by Executive to the duly authorized representative of the Company.
(e)Reasonableness. Executive agrees that the undertakings set forth in this Section 3 are reasonable and necessary to protect the legitimate business interests of the Company and its members both during, and after the termination of, Executive's employment, and that the benefits Executive receives through continued employment are sufficient compensation for these restrictions.
Section 4. Intellectual Property and Developments.
(a)Executive agrees that all developments and intellectual property are the sole and exclusive property of the Company and hereby assigns all rights to such developments and intellectual property to the Company. Executive agrees, at the Company's expense at any time during her employment or thereafter, to sign all appropriate documents and carry out all such reasonable acts as will be necessary to identify and preserve the legal protection of all developments and intellectual property; however, the Company will have no obligation to compensate Executive for her time spent in connection with any assistance provided unless otherwise required by law. Notwithstanding the foregoing, Executive understands that no provision in this Section is intended to require assignment of any of her rights in an invention for which Executive can prove no equipment, supplies, facilities or Confidential Information or trade secret information of the Company was used, which invention was developed entirely on her own time, and which invention Executive can prove: (i) does not relate to the business of the Company or the actual or demonstrably anticipated research or development of the Company; or (ii) does not result from any work performed by Executive for the Company. To the extent compatible with applicable state law, these provisions do not apply to any invention which is required to be assigned by the Company to the United States Government. Executive waives all moral rights in all Intellectual Property which is owned by the Company, or will be owned by the Company, pursuant to this Section 4.
(b)Executive agrees to promptly submit to the Company written disclosures of all inventions, whether or not patentable, which are made, conceived or authored by Executive, alone or jointly with others, while Executive is employed by the Company.
Section 5. Certain Agreements.
(a)Data Protection. Executive shall familiarize herself with the Company's Data Protection policy, procedures and accountabilities. Executive acknowledges that any breach of these procedures may result in the immediate termination of her employment.
(b)Personal Information. Executive acknowledges and agrees that the Company is permitted to hold personal information about her as part of its personnel and other business records and, in accordance with applicable law, may use such information in the course of the Company's business.
(c)Credit Data. The Company reserves the right, upon five (5) days prior written notice, to, and Executive agrees that the Company may, in accordance with applicable law, carry out searches about Executive through credit reference agencies or through the Company's customer records at any time during her employment for purposes of identifying any serious debt or other significant financial difficulties of Executive for the purposes of detecting, eliminating or mitigating any particular risk of employee fraud or theft. The Company will only retain the information about Executive which the Company obtains from these searches in accordance with applicable law and for so long as is needed for the purposes set out above (subject to any legal (including any regulatory) obligation which requires the Company to retain that information for a longer period). The credit reference agency will record details of the search but these will not be available for use by lenders to assess the ability of Executive to obtain credit. Executive has the right of access to her personal records held by credit reference agencies. The Company will supply the names and addresses of such agencies upon request, to help Executive to exercise her right of access to such records.
(d)Indebtedness. For the reasons referred to above, the Company expects Executive to manage her personal finances responsibly. The Company requires that Executive draw to the attention of her manager any serious debt or significant financial difficulties that she may have, including those which result in court action being taken against Executive.
Section 6. Medical Exams.
Executive shall at any time (including during any period of incapacity) at the request and expense of the Company submit to medical examinations by a medical practitioner nominated by the Company, to the extent permitted by applicable federal and state law. Executive agrees, and hereby authorizes, that the results of any such medical examination be disclosed to the Company, subject to the provisions of the United States Health Insurance Portability and Accountability Act of 1996.
Section 7. Tax Compliance.
All compensation paid to Executive is intended to, and reasonably believed to, comply with Internal Revenue Code Section 409A as well as other tax related laws and regulations to the extent it does not fall into any applicable exclusion.
Section 8. Remedies.

The Company and Executive agree that it is impossible to measure solely in money the damages which will accrue to the Company by reason of her failure to observe any of her obligations of Sections 2, 3 or 4 of this Addendum. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action and acknowledges that nothing contained within this Addendum shall preclude the Company from seeking or receiving any other relief, including without limitation, any form of injunctive or equitable relief. Executive also agrees that, should she violate the provisions of Section 2 and its subsections such that the Company shall be forced to undertake any efforts to defend, confirm or declare the validity of the covenants contained within Section 2 of this Addendum, the time restrictions set forth therein shall be extended for a period of time equal to the pendency of any court proceedings, including appeals. Further, Executive agrees that, should the Company undertake any efforts to defend, confirm or declare the validity of any of the covenants contained in Sections 2, 3 and 4 of this Addendum, the Company shall be entitled to recover from Executive all of its reasonable attorneys' fees and costs incurred in prosecuting or defending any such action or engaging in any such efforts.
Section 9. Dispute Resolution; Mediation and Arbitration.
Except as provided in the last sentence of this paragraph to the fullest extent permitted by law, the Company and Executive agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury. The Company and Executive agree that any dispute between or among them or their subsidiaries, affiliates or related entities arising out of, relating to or in connection with this Addendum or her employment with the Company, including but not limited to claims for discrimination or other alleged violations of any federal, state or local employment and labor law statutes, ordinances or regulations, will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (a) Step One: non-binding mediation, and (b) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be under the auspices of the American Arbitration Association ("AAA") pursuant to its then current Labor Arbitration Rules and Mediation Procedures (the "AAA Labor Rules"). Disputes encompassed by this Section 9 include claims for discrimination arising under local, state or federal statutes or ordinances and claims arising under any state's labor laws. Notwithstanding anything to the contrary in the AAA Labor Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in the city nearest to Executive's office location during the course of Executive's employment with the Company or an alternative location mutually agreeable to Executive and the Company. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the parties, as provided for by the AAA Labor Rules. The Company will be responsible for the AAA charges, including the costs of the mediator and arbitrator. The Company and Executive agree that the arbitrator shall apply the substantive law of the State of New York to all state law claims and federal law to any federal law claims, that discovery shall be conducted in accordance with the AAA Labor Rules or as otherwise permitted by law as determined by the arbitrator. In accordance with the AAA Labor Rules (a copy of which is available through AAA's website, www.adr.org), the arbitrator's award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and Executive understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law to the extent set forth in Section 6 hereof.
In the unlikely event the AAA refuses to accept jurisdiction over a dispute, Executive and the Company agree to submit to Judicial-Arbitration-Mediation Services ("JAMS") mediation and arbitration applying the JAMS equivalent of the AAA Labor Rules. If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction.
Section 10. Severance. In the event Executive is made redundant or otherwise has her employment terminated without cause and for reasons unrelated to poor performance, Executive shall be entitled to receive a minimum severance payment amounting to 26 weeks of Executive's base salary at the time of Executive's exit contingent upon Executive executing, and not revoking, the Company's standard release agreement then in use.
Section 11. Miscellaneous.
(a)Governing Law. This Addendum shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflict of laws provisions thereof.
(b)No Waiver. The failure of a party to insist upon strict adherence to any term of this Addendum on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Addendum.
(c)Severability. In the event that any one or more of the provisions of this Addendum shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Addendum shall not be affected thereby.
(d)Counterparts; Effectiveness. This Addendum may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Addendum shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto including by fax or electronic pdf.
ACCEPTED AND AGREED:
/s/ Susan LaMonica
Susan LaMonica

SECOND ADDENDUM TO
EXECUTIVE EMPLOYMENT AGREEMENT
This SECOND ADDENDUM TO EXECUTIVE EMPLOYMENT AGREEMENT (this "Second Addendum") is made as of August 11, 2017 by and between Citizens Financial Group, Inc., together with its subsidiaries and any and all successor entities (the "Company") and Susan LaMonica ("Executive").
This Second Addendum is a supplement to Executive's employment agreement dated August 25, 2011 (the "Initial Agreement") and the first addendum to that agreement (the "First Addendum", collectively, the "Original Agreement"), and the terms of this Second Addendum shall be incorporated by reference therein and shall become terms and conditions of Executive's continued employment. The terms of this Second Addendum shall supersede any conflicting terms found in the Original Agreement. This Second Addendum may not be altered, modified, or amended except by written instrument signed by the parties hereto. To the extent capitalized terms are not defined herein, the definitions included in the Original Agreement, as applicable, shall govern.
Section 1.    Change of Control Severance
(a)In the event Executive's employment is terminated by the Company without Cause (other than by reason of Executive's death or disability) or the Executive resigns with Good Reason, in each case within 24 months following a Change of Control, Executive shall receive a payment equivalent to: (i) two times the sum of (A) Executive's Base Salary at the time of termination and (B) the average cash bonus paid to Executive during the prior three years; plus (ii) a pro-rata bonus for the year in which termination occurs, based on the average cash bonus paid to Executive during the prior three years (together, the "COC Severance Payment").
(b)Any COC Severance Payment made in accordance with this section shall be in lieu of and not in addition to any payments to which Executive may otherwise have been entitled in accordance with other sections of this Second Addendum or the Original Agreement and shall be in full and final settlement of all claims Executive may have arising out of or in connection with his employment or its termination, other than with respect to any outstanding equity held by Executive, which shall be treated as provided for in the applicable Company stock plan and award agreements governing such awards.
Section 2.    Payment of Severance
The severance set forth in Section 10 of the First Addendum or the COC Severance Payment set forth in this Second Addendum, whichever is applicable, shall be paid in a lump sum, subject to execution and non-revocation of a standard release in a form acceptable to the Company, within seventy (70) days of the termination of Executive's employment. If the period between the termination of Executive's employment and the latest possible effective date of the Standard Release spans two calendar years, the payment shall be paid by the Company in the second calendar year.
Section 3.    Definitions
(a)"Cause" means: (i) any conviction (including a plea of guilty or of nolo contendere or entry into a pre-trial diversion program) of Executive for the commission of a felony or any conviction of any criminal offense within the scope of Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829; (ii) Executive commits an act of gross misconduct, fraud, embezzlement, theft or material dishonesty in connection with the Executive's duties or in the course of Executive's employment with the Company or any of its affiliates; (iii) failure on the part of Executive to perform his employment duties in any material respect, which is not cured to the reasonable satisfaction of the Company within 30 days after Executive receives written notice of such failure; (iv) Executive violates Sections 7, 8 and/or 9 of the Initial Agreement and/or Section 2, 3 and/or 4 of the First Addendum (non-solicitation of employees, customers and clients; confidentiality; ownership of materials; duty to return company property); or (v) Executive makes any material false or disparaging comments about the Company or any of its subsidiaries, affiliates, employees, officers, or directors, or engages in any activity which in the opinion of the Company is not consistent with providing an orderly handover of Executive's responsibilities.
(b)"Good Reason" means any of the following changes, as compared to Executive's terms of employment prior to a Change of Control:
(i)a material diminution in Executive's authority, duties, or responsibilities;
(ii)a material diminution in Executive's base salary other than a general reduction in base salary that affects all similarly situated employees; or
(iii)a relocation of Executive's principal place of employment by more than 50 miles from his or her current principal place of employment, unless the new principal place of employment is closer to Executive's home address.
Provided, however, that Executive's must give written notice to the Company within 30 days of the initial existence of any of the foregoing changes, the Company shall have 30 days upon receipt of such notice to remedy the condition so as to eliminate the Good Reason, and if not remedied, Executive's employment must terminate no later than 60 days following the expiration of such cure period. Notwithstanding the foregoing, the Executive's continued employment shall not constitute a waiver of the Executive's rights with respect to any circumstance constituting Good Reason under this Second Addendum.
(c)"Change of Control" means the occurrence of any one or more of the following events:
(i)any Person (as defined in Section 3(a)(9) of the Exchange Act of 1934, as amended and used in Sections 13(d) and 14(d) thereof, including "group" as defined in Section 13(d) thereof), other than an employee benefit plan or trust maintained by the Company, becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's outstanding securities entitled to vote generally in the election of directors;
(ii)at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (the "Board") and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; or
(iii)the consummation of (A) a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer to any Person of assets of the Company, in one transaction or a series of related transactions, having an aggregate fair market value of more than 50% of the fair market value of the Company and its subsidiaries (the "Company Value") immediately prior to such transaction(s), but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company's shareholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the Company Value immediately prior to such transaction(s).
Section 4.    Section 280G
(a)If the aggregate of all amounts and benefits due to Executive under this Second Addendum or the Original Agreement or any other plan, program, agreement or arrangement of the Company or any of its Affiliates, which, if received by Executive in full, would constitute "parachute payments," as such term is defined in and under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), (collectively, "Change of Control Benefits"), reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount Executive would receive, after all such applicable taxes, if Executive received aggregate Change of Control Benefits equal to an amount which is $1.00 less than three (3) times Executive's "base amount," as defined in and determined under Section 280G of the Code, then such Change of Control Benefits shall be reduced or eliminated to the extent necessary so that the Change of Control Benefits received by the Executive will not constitute parachute payments. If a reduction in the Change of Control Benefits is necessary, reduction shall occur in the following order unless the Executive elects in writing a different order, subject to the Company's consent (which shall not be unreasonably withheld or delayed): (i) severance payment based on multiple of Base Salary and/or annual bonus; (ii) other cash payments; (iii) any annual incentive compensation paid as severance; (iv) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (v) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vi) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vii) acceleration of vesting of all other stock options and equity awards; and (viii) within any category, reductions shall be from the last due payment to the first.
(b)It is possible that after the determinations and selections made pursuant to Section 4(a) above, Executive will receive Change of Control Benefits that are, in the aggregate, either more or less than the amounts contemplated by Section 4(a) above (hereafter referred to as an "Excess Payment" or "Underpayment," respectively). If there is an Excess Payment, Executive shall promptly repay the Company an amount consistent with this Section 4(b). If there is an Underpayment, the Company shall pay Executive an amount consistent with this Section 4(b).
(c)The determinations with respect to this Section 4 shall be made by an independent auditor (the "Auditor") compensated by the Company. The Auditor shall be the Company's regular independent auditor, unless the regular independent auditor is unable or unwilling to makes such determinations, in which event the Auditor shall be a nationally-recognized United States public accounting firm chosen by the Company.
Section 5.    Tax Compliance
All compensation paid to Executive is intended to, and is reasonably believed to, comply with Section 409A of the Code ("Section 409A") as well as other tax related laws and regulations to the extent it does not fall into any applicable exclusion, and shall be interpreted and construed consistent with that intent. Notwithstanding the foregoing, the Company makes no representations that the terms of this Second Addendum or the Original Agreement (and any compensation payable thereunder) comply with Section 409A, and in no event shall the Company be liable for any taxes, interest, penalties or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments, if any, provided under this Second Addendum or the Original Agreement shall be treated as a separate payment. Any payments under this Second Addendum or the Original Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Second Addendum or the Original Agreement upon a termination of employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing and any provision in this Second Addendum to the contrary, if on the date of his termination of employment, Executive is deemed to be a "specified employee" within the meaning of Section 409A and any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A, then such payment or benefit due upon, or within the six-month period following, a termination of Executive's employment (whether under this Second Addendum, Executive's Original Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Reg. Section 1.409A-1 (including, without limitation, payments that constitute "separation pay" within the meaning of Section 409A), shall be paid or provided to Executive in a lump sum on the earlier of (a) the date which is six months and one day after Executive's "separation from service" (as such term is defined in Section 409A) for any reason other than death, and (b) the date of Executive's death, and any remaining payments and benefits shall be paid or provided in accordance with the payment dates specified in this Second Addendum for such payment or benefit.
Section 6. Miscellaneous
(a)Governing Law. This Second Addendum shall be governed by and construed in accordance with New York law without giving effect to the conflict of laws provisions thereof.
(b)No Waiver. The failure of a party to insist upon strict adherence to any term of this Second Addendum on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Second Addendum.
(c)Severability. In the event that any one or more of the provisions of this Second Addendum shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Second Addendum shall not be affected thereby.
(d)Counterparts; Effectiveness. This Second Addendum may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Second Addendum shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto, including by fax or electronic pdf.

[signature page follows]

IN WITNESS WHEREOF, Executive duly executed this Second Addendum as of the day and year first above written.
ACCEPTED AND AGREED:
/s/ Susan LaMonica
Susan LaMonica